UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Adient plc

(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation or organization)	25-28 North Wall Quay, IFSC Dublin 1, Ireland (Address of principal executive offices including zip code)	None (I.R.S. Employer Identification No.)

Adient plc 2016 Omnibus Incentive Plan

Adient plc 2016 Director Share Plan

Adient US LLC Savings and Investment (401k) Plan

Adient Production Employees Savings and Investment (401k) Plan

Bridgewater Interiors, LLC Savings and Investment (401k) Plan

Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan

(Full title of the plan)

Cathleen A. Ebacher
Vice President, General Counsel and Secretary
833 East Michigan Street, Suite 1100
Milwaukee, Wisconsin 53202

(Name and address of agent for service)

(414) 220-8900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered (1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary Shares, par value $0.001 per share	8,900,000	$45.22	$402,458,000.00	$46,644.88

(1)                                 Represents (i) 6,000,000 ordinary shares, par value $0.001 per share (“Ordinary Shares”), of Adient plc, an Irish public limited company (“Adient” or the “Registrant”), issuable in connection with the settlement of equity awards granted under the Adient plc 2016 Omnibus Incentive Plan (the “Omnibus Plan”); (ii) 150,000 Ordinary Shares issuable under the Adient plc 2016 Director Share Plan (the “Director Plan”), (iii) 2,500,000 Ordinary Shares that may be offered or sold pursuant to the Adient US LLC Savings and Investment (401k) Plan (the “Adient 401(k) Plan”); (iv) 50,000 Ordinary Shares that may be offered or sold pursuant to the Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment 401(k) Plan) (the “Adient Production Employees 401(k) Plan”); (v) 150,000 Ordinary Shares that may be offered or sold pursuant to the Bridgewater Interiors, LLC Savings and Investment (401k) Plan (the “Bridgewater 401(k) Plan”); and (vi) 50,000 Ordinary Shares that may be offered or sold pursuant to the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan (the “Avanzar 401(k) Plan” and, together with the Omnibus Plan, the Director Plan, the Adient 401(k) Plan, the Adient Production Employees 401(k) Plan, and the Bridgewater 401(k) Plan, collectively, the “Plans”).

(2)                                 This Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminable number of Ordinary Shares issuable pursuant to the antidilution provisions of the Plans, as permitted by Rules 416(a) and 416(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In addition, pursuant to Rule 416(c) promulgated under the Securities Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Adient 401(k) Plan, the Adient Production Employees 401(k) Plan, the Bridgewater 401(k) Plan, and the Avanzar 401(k) Plan.

(3)                                 Computed pursuant to Rules 457(c) and 457(h) promulgated under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $45.22 per share, which is the average of the high and low prices of the Ordinary Shares in the “when-issued” trading market as reported on the New York Stock Exchange on October 25, 2016.

INTRODUCTION

This Registration Statement relates to up to (i) 6,000,000 Ordinary Shares issuable in connection with the settlement of equity awards granted under the Omnibus Plan; (ii) 150,000 Ordinary Shares issuable under the Director Plan; (iii) 2,500,000 Ordinary Shares that may be offered or sold pursuant to the Adient 401(k) Plan; (iv) 50,000 Ordinary Shares that may be offered or sold pursuant to the Adient Production Employees 401(k) Plan; (v) 150,000 Ordinary Shares that may be offered or sold pursuant to the Bridgewater 401(k) Plan; and (vi) 50,000 Ordinary Shares that may be offered or sold pursuant to the Avanzar 401(k) Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information concerning the Plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information, and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 promulgated under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed by Adient with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

1.                                      Adient’s Registration Statement on Form 10 (File No. 001-37757) filed with the Commission on April 27, 2016, as amended by Amendment No. 1 filed on June 27, 2016, Amendment No. 2 filed on July 28, 2016, Amendment No. 3 filed on August 16, 2016, Amendment No. 4 filed on September 20, 2016, and Amendment No. 5 filed on September 26, 2016, and declared effective by the Commission on September 29, 2016 (the “Form 10”);

2.                                      The description of Adient’s share capital contained in the Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or Current Report on Form 8-K filed for the purpose of updating such description;

3.                                      The Adient Production Employees Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by Johnson Controls, Inc. (“Johnson Controls”) with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

4.                                      The Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by Johnson Controls with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015;

5.                                      The Bridgewater, LLC Savings and Investment (401k) Plan’s Annual Report on Form 11-K for the year ended December 31, 2015, filed by Johnson Controls with the Commission on June 23, 2016, which includes certified financial statements for such Plan as of and for the year ended December 31, 2015; and

6.                                      Adient’s Current Report on Form 8-K filed with the Commission on October 3, 2016.

All documents filed by Adient or any of the Plans with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

The Irish Companies Act only permits a company to pay the costs or discharge the liability of a director or the Secretary where judgment is given in his/her favor in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Adient. Any obligation of an Irish company which purports to indemnify a director or secretary of an Irish company over and above this will be void under Irish law, whether contained in its articles of association or any contract between the director and the company.

The directors of Adient may on a case-by-case basis decide at their discretion that it is in the best interests of Adient to indemnify an individual director from any liability arising from his or her position as a director of Adient. However, this discretion must be exercised bona fide in the best interests of Adient as a whole.

Irish companies may take out directors’ and officers’ liability insurance, as well as other types of insurance, for their directors and officers.

In connection with the distribution of the Ordinary Shares to the shareholders of Johnson Controls International plc, an Irish public limited company, Adient and one of its subsidiaries has entered or will enter into indemnification agreements with each of its directors and its officers that provide for indemnification and expense advancement (except in cases where Adient or any of its subsidiaries is proceeding against the indemnitee) and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

The limitation of liability and indemnification provisions described above may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against Adient’s directors and officers, even though such an action, if successful, might otherwise benefit Adient and its shareholders. However, these provisions will not limit or eliminate Adient’s rights, or those of any shareholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be materially adversely affected to the extent that, in a class action or direct suit, Adient pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Adient director, officer or employee for which indemnification is being sought.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)                                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                 to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of October, 2016.

ADIENT PLC

By:	/s/ Cathleen A. Ebacher
	Name:	Cathleen A. Ebacher
	Title:	Vice President, General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cathleen A. Ebacher and David P. Knaff, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ R. Bruce McDonald	Chairman and Chief Executive Officer	October 28, 2016
R. Bruce McDonald	(Principal Executive Officer)

/s/ Jeffrey M. Stafeil	Executive Vice President and Chief Financial Officer	October 28, 2016
Jeffrey M. Stafeil	(Principal Financial Officer)

/s/ Mark A. Skonieczny Jr.	Vice President and Corporate Controller	October 28, 2016
Mark A. Skonieczny Jr.	(Principal Accounting Officer)

/s/ John M. Barth	Director	October 28, 2016
John M. Barth

/s/ Cathleen A. Ebacher	Director	October 28, 2016
Cathleen A. Ebacher

The Adient 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Adient 401(k) Plan has duly caused this Registration Statement to be signed on behalf of the Adient 401(k) Plan by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of October, 2016.

Adient US LLC Savings and Investment (401k) Plan

By:	/s/ Simon Davis
Name: Simon Davis

By:	/s/ Brian J. Stief
Name: Brian J. Stief

By:	/s/ Judith A. Reinsdorf
Name: Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Adient US LLC Savings and Investment (401k) Plan.

The Adient Production Employees 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Adient Production Employees 401(k) Plan has duly caused this Registration Statement to be signed on behalf of the Adient Production Employees 401(k) Plan by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of October, 2016.

Adient Production Employees Savings and Investment (401k) Plan

By:	/s/ Simon Davis
Name: Simon Davis

By:	/s/ Brian J. Stief
Name: Brian J. Stief

By:	/s/ Judith A. Reinsdorf
Name: Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Adient Production Employees Savings and Investment (401k) Plan.

The Bridgewater 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Bridgewater 401(k) Plan has duly caused this Registration Statement to be signed on behalf of the Bridgewater 401(k) Plan by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of October, 2016.

Bridgewater Interiors, LLC Savings and Investment (401k) Plan

By:	/s/ Simon Davis
Name: Simon Davis

By:	/s/ Brian J. Stief
Name: Brian J. Stief

By:	/s/ Judith A. Reinsdorf
Name: Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Bridgewater Interiors, LLC Savings and Investment (401k) Plan.

The Avanzar 401(k) Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Avanzar 401(k) Plan has duly caused this Registration Statement to be signed on behalf of the Avanzar 401(k) Plan by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 28th day of October, 2016.

Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan

By:	/s/ Simon Davis
Name: Simon Davis

By:	/s/ Brian J. Stief
Name: Brian J. Stief

By:	/s/ Judith A. Reinsdorf
Name: Judith A. Reinsdorf

The foregoing persons are all members of the Johnson Controls Employee Benefits Policy Committee, which is the administrator of the Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan.

EXHIBIT INDEX

Exhibit No.	Exhibit Description
3.1

Form of Memorandum of Association and Amended and Restated Articles of Association of Adient plc (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registration Statement on Form 10 of Adient Limited (File No. 001-37757), filed with the Commission on September 26, 2016).

4.1*	Adient plc 2016 Omnibus Incentive Plan.

4.2*	Adient plc 2016 Director Share Plan.

4.3*	Adient US LLC Savings and Investment (401k) Plan.

4.4*	Adient Production Employees Savings and Investment (401k) Plan.

4.5*	Bridgewater Interiors, LLC Savings and Investment (401k) Plan.

4.6*	Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan.

5.1*	Opinion of A&L Goodbody.

5.2*

IRS determination letter / Opinion for Adient Production Employees Savings and Investment (401k) Plan (formerly known as the Johnson Controls Automotive Experience Production Employees Savings and Investment 401(k) Plan).

5.3*	IRS determination letter / Opinion for Bridgewater Interiors, LLC Savings and Investment (401k) Plan.

5.4*	IRS determination letter / Opinion for Avanzar Interior Technologies, Ltd. Savings and Investment (401k) Plan.

23.1*	Consent of A&L Goodbody (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Coleman & Williams, Ltd.

24.1*	Powers of Attorney (included in signature page).

* Filed herewith